Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Teva Pharmaceutical Industries Limited of our reports dated February 22, 2010, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Teva Pharmaceutical Industries Limited and to the related Financial Statement Schedule, which appear in Teva Pharmaceutical Industries Limited’s Annual Report on Form 20-F for the year ended December 31, 2009.

Tel-Aviv, Israel	Kesselman & Kesselman
July 27, 2010	Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers
International Limited